EXHIBIT (11)


                         Independent Auditors' Consent

The Board of Directors
The Infinity Mutual Funds, Inc. -- Correspondent Cash Reserves Portfolios


     We consent to the use of our report dated February 20, 1998, and incorporated by reference herein, for financial statements and financial highlights of The Infinity Mutual Funds, Inc. - the Correspondent Cash Reserves Portfolios - as of December 31, 1997 and for the periods indicated therein, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Custodian, Transfer and Dividend Disbursing Agent, Counsel and Independent Auditors" in the Statement of Additional Information.



                                  KPMG Peat Marwick LLP


Columbus, Ohio
April 30, 1998